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Exhibit 10.19

Optimer Pharmaceuticals, Inc.

151 Cliff Swall Court, Brisbane, CA 94010
Tel. 415-468-5859
Fax. 415-468-5005

February 18, 2000

Dr. Youe-Kong Shue
[address]

Dear Youe-Kong:

It is with great pleasure that I offer you the position of Senior Director of Chemistry with Optimer Pharmaceuticals, Inc. This position is located in San Diego, California.

Associated with this opportunity, we offer the following compensation:

1.
Annual base salary: $150,000 US Dollars

2.
Optimer offers a competitive benefit package to you and your family that includes medical, dental, and Group Term Life Insurance.

3.
Stock Options: You are offered Optimer, Inc. Stock Options equal to 1% of the total number of shares outstanding which are calculated based on the first day of your employment, projected to be May 1, 2000. This date is subject to change, depending on mutual agreement but no later than 3 months after closing of the first round financing. Stock options are vested equally over a four year period, with a one-year cliff; options will be vested monthly thereafter. The share option price shall be 10 cents per share and you can exercise your options within 10 years after vesting. In addition, we offer you an additional 0.6% of the total number of stock options at the time of Issuance of Preferred B Series based on your reaching certain milestones which will be discussed with your shortly. The option price shall be 10% of the Preferred B share price.

4.
Optimer will assist you in relocating your family to San Diego. This package includes covering the cost of selling of your current residence, temporary housing, commuting between Boston and San Diego before the actual move of the family, expenses related to the purchase of a new home in San Diego, the moving of your family and household goods to San Diego. The total amount, including tax gross up, is capped at $100,000 US dollars. The company will collaborate with you on seeking ways to minimize your tax impact of the relocation.

5.
Optimer will pay you a special one-time bonus of $45,000, payable at the time of successful completion of Preferred B Series shares offering.

6.
Optimer will set up a 401k plan for its employees within 6 months after beginning operations.

In the event you leave the company within two years after relocating, you agree to repay Optimer those expenses and bonus described in Items 4 and 5 above.

If you agree to this offer as stated above, please sign below and return a copy of this letter to us at your earliest convenience.

If you have any questions, please call me.

Sincerely,
/s/ MICHAEL N. CHANG Michael N. Chang, Ph.D. CEO, Optimer Pharmaceutical, Inc.
I accept the offer as stipulated above:	/s/ YOUE-KONG SHUE Dr. Youe-Kong Shue	02/20/2000 Date

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  Exhibit 10.19